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                                   EXHIBIT 11

                 CENTURY COMMUNICATIONS CORP. AND SUBSIDIARIES

                       EXHIBIT TO FORM 10-K ANNUAL REPORT

                     For the Three Years Ended May 31, 1999

                 COMPUTATION OF INCOME (LOSS) PER COMMON SHARE

                                                      1999           1998           1997
                                                      ----           ----           ----
                                               (In thousands, except share and per share data)
Primary and fully diluted:
Net income (loss)                                 $  256,184      $(120,971)     $(141,875)
Dividend requirement on subsidiary convertible
   redeemable preferred stock                              -          5,225          4,850
                                                  ----------     ----------     ----------
Income (loss) applicable to common shares         $  256,184      $(126,196)     $(146,725)
                                                  ==========     ==========     ==========

Average number of common shares and common
share equivalents outstanding:
   Average number of common shares
   outstanding during the year                    75,088,000     74,770,000     74,675,000
   Add common share equivalents - Options
   to purchase common stock - net                  1,164,000        893,000         19,000
                                                  ----------     ----------     ----------
Average number of common shares and common
share equivalents outstanding                     76,252,000(A)  75,663,000(A)  74,694,000(A)
                                                  ==========     ==========     ==========
Income (loss) per common share                    $     3.36(A)   $   (1.67)(A)  $   (1.96)(A)
                                                  ==========     ==========     ==========
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(A) In accordance with SFAS No. 128,  the inclusion of common share equivalents in the computation of earnings per share need not be considered if the effect is antidilutive. In addition, an entity that reports a discontinued
    operation will use income (loss) from continuing operations in determining whether potential common shares are antidilutive. Therefore, basic loss per common share and common share equivalents as shown on the Consolidated
    Statements of Operations for the three years ended May 31, 1999 do not include common share equivalents as their effect is antidilutive.